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                                                                   Exhibit 3.1.2

             THIRD AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF
                      LIBERTY PROPERTY LIMITED PARTNERSHIP


     THIS THIRD AMENDMENT (the "Amendment"), entered into as of January 1, 1996, to that certain Agreement of Limited Partnership dated as of June 23, 1994, as amended by First Amendment dated as of March 1, 1995, and Second Amendment dated as of June 19, 1995 (collectively, the "Agreement"), of LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the "Partnership").
Capitalized terms used herein shall have the meanings given to them in the Agreement.

                                   BACKGROUND
                                   ----------

     The General Partner and the Limited Partners are parties to the Agreement with respect to the Partnership.

     Pursuant to the authority granted to the General Partner in Article XIV of the Agreement, the General Partner desires to amend Exhibit A to the Agreement in order to reflect the division of the Partnership Interest jointly held by Rebecca H. and David L. Lingerfelt.

     NOW THEREFORE, the General Partner and the Limited Partners, acting through the General Partner as their attorney-in-fact pursuant to the authority granted in Section 10.7 of the Agreement, agree as follows, intending to be legally bound:

     1. Exhibit A to the Agreement is hereby amended to reflect the division of the 16,152 units jointly held by Rebecca H. and David L. Lingerfelt such that Rebecca H. Lingerfelt shall be allocated 8,076 units in her name, with all appurtenant rights and responsibilities, and David L. Lingerfelt shall be allocated 8,076 units in his name, with all appurtenant rights and responsibilities. The units so allocated to David L. Lingerfelt shall be added to the 22,598 units already held by him in his name for a total of 30,674 units held by him in his name. The Percentage Interests held by Rebecca H. Lingerfelt and David L. Lingerfelt as Limited Partners shall be readjusted between them accordingly.

     2. Except as expressly modified hereby, the Agreement shall continue in full force and effect.

     3. Rebecca H. Lingerfelt and David L. Lingerfelt join in this Amendment for the purpose of memorializing their consent to the division of their joint interest, and each hereby affirms his or her obligations under the Agreement as Limited Partners with respect to the units separately held by each of them.
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     IN WITNESS WHEREOF,  the partners have duly executed this Amendment as of the day and year first above written.

                                        LIBERTY PROPERTY TRUST,
                                        General Partner, on its own behalf
                                        and as attorney-in-fact for the
                                        Limited Partners

Dated:  December 30, 1996               BY:  /s/ George J. Alburger, Jr.
                                             ----------------------------------

                                        TITLE:  Chief Financial Officer
                                                -------------------------------


                                        /s/ Rebecca H. Lingerfelt
                                        ---------------------------------------
                                        REBECCA H. LINGERFELT, Limited Partner


                                        /s/ David L. Lingerfelt
                                        ---------------------------------------
                                        DAVID L. LINGERFELT, Limited Partner